Exhibit 99.2

Expanding Market Leadership

Silicon Laboratories Investor Conference Call

Shannon:

(Slide 1)

Good Afternoon. This is Shannon Pleasant, director of corporate communications for Silicon Laboratories.  Thank you for joining us today to discuss the company’s announcement of a definitive agreement to acquire Cygnal Integrated Products, Inc. The presentation for today’s call as well as the press release and filings associated with the transaction are available on the investor page of our website at www.silabs.com.

This call and presentation is being simulcast and will be archived on our website. There will also be a telephone replay available approximately one hour after the completion of the call at 800-945-8355 until October 25th.

I am joined today by Nav Sooch, chairman and CEO, Dan Artusi, president and chief operating officer, and John McGovern, interim chief financial officer.  John will summarize the definitive agreement, and Nav and Dan will discuss the strategy and business implications of the acquisition.  We will have a question and answer session following the presentation.

Silicon Laboratories intends to seek approval of the California Corporations Commission or, in the alternative, file a registration statement, including proxy statement/prospectus and other relevant materials with the SEC, for the issuance of its shares in connection with the proposed acquisition of Cygnal by Silicon Laboratories.  The informational materials will be mailed to the stockholders of Cygnal.  Stockholders of Cygnal and investors are urged to read the relevant materials when they become available before making any voting or investment decision with respect to the proposed merger, because they will contain important information about Silicon Laboratories, Cygnal and the proposed merger.  In addition, stockholders and investors may obtain free copies of the documents filed with the SEC by Silicon Laboratories by contacting Silicon Laboratories Investor Relations or be visiting www.sec.gov.

(Slide 2)

Let me comment regarding the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.  Our comments and presentation today will include forward-looking statements or projections that involve substantial risks and uncertainties.  We base these forward-looking statements on information available to us as of the date of this conference call. This information will likely change over time. By discussing our current perception of our market and the future performance of Silicon Laboratories and our products with you today, we are not undertaking an obligation to provide updates in the future. There are a variety of factors that we may not be able to accurately predict or control that could have a material adverse effect on our business, operating results and financial condition. We encourage you to review our SEC filings that identify important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

And now I would like to introduce Silicon Laboratories’ CFO, John McGovern.

(Slide 3)

John:

Thanks Shannon.

Today we signed a definitive agreement to acquire Cygnal Integrated Products for approximately 1.2 million shares of common stock totaling $60 million dollars in value.  Based on Cygnal’s ability to meet revenue related milestones beginning in the second quarter of 2004 through Q1 of 2005, there is an additional maximum $65 million pay out distributed in stock.  We believe the acquisition will become accretive during 2005.  The transaction is expected to close late in the fourth quarter of 2003.

Nav will now discuss the business drivers behind the acquisition, Nav –

Nav:

Thanks John.

We are very excited about the acquisition of Cygnal.  As you know, acquisition has not been a main part of our strategy in the past because we set a very high bar for evaluating potential acquisition candidates. Cygnal uniquely met all of our criteria, providing us with a very synergistic product line.

(Slide 4)

Cygnal’s strategy is well aligned with our corporate objectives.  First, it presents us with a large and attractive market opportunity.  The Cygnal product line addresses a broad base of customers and market segments, which is consistent with Silicon Labs’ diversification strategy.

Second, these are high margin, analog intensive, mixed-signal products that are clearly differentiated and they do not overlap with our existing products.  Our combined expertise also creates some very interesting joint development possibilities.

Third, we expect the integration to be seamless and straightforward.  Cygnal is based in Austin.  Many of the Silicon Labs employees worked with members of the Cygnal team at prior companies, so they’re a known quantity, and there is a high degree of mutual respect.  Their offices are 10 minutes away and we expect to relocate the entire team to our location.  Cygnal also has a supply chain that’s virtually identical to ours.

(Slide 5)

This is a chart most of you are familiar with; it speaks to our corporate strategy.  We’ve always felt our strength is in our world-class engineering talent.  Building on this foundation, our product selection is based on meeting the criteria in this strategic filter.  Everything we’ve developed has been based on a first-of-a-kind approach to solving difficult engineering problems.  This approach allows us to innovate and create high gross margin, long-life cycle products with strong IP portfolios.

By consistently applying this strategic filter, we expect to achieve diversity in products, markets and customers.

(Build 1)

I’d like to review how Cygnal’s product line clearly aligns with Silicon Labs’ strategy.

Their engineering team is very experienced.  I’ve worked with many of them at a prior company and have first hand knowledge of this high-caliber team.

They have taken a unique approach that combines high-performance analog with a high performance MCU to create differentiated products with margins comfortably above our corporate average.

Lastly, Cygnal addresses the intersection between the $5 billion dollar 8-bit MCU market and the $9 billion dollar high-performance analog market, which is obviously very broad with tens of thousands of prospective customers.  This is directly in line with our desire to further diversify our customer base.

Now I’m going to turn the call over to Dan to talk about Cygnal’s products and markets.

Dan –

(Slide 6)

Dan:

Thank you Nav.

Cygnal is based here in our hometown, Austin, TX.   Founded in 1999, Cygnal is privately held and reported $5.2 million in revenue in 2002.  Cygnal has a broad family of highly integrated, mixed-signal 8-bit microcontrollers.  Cygnal has already shipped over 13,000 development kits and grown their customer base to over 3000 customers.  This clearly demonstrates early customer acceptance of their products.  Cygnal’s portfolio of over 50 devices is supported by world-class development tools, including their own IDE and strong third-party support.

(Slide 7)

Cygnal’s microcontroller family is focused on the 8-bit MCU market and is based on the 8051 architecture.  If we look at the product’s value proposition, you will see a lot of similarities to Silicon Laboratories’ product benefits:  an analog intensive, highly integrated part that simplifies the customers design effort and dramatically reduces the bill of materials.

I’d like to give you some perspective on the market.  Literally millions of electronic systems have analog sensors where signals are converted to digital, processed by a microcontroller and then communicated in some manner to the system.  Cygnal’s unique approach takes all of these functions and integrates them into a single chip.  The benefits of this approach are improved performance, less board real estate and lower system cost.

In the comparison on this slide, you can see that a typical data acquisition solution requires seven to ten times the number of devices to implement a relatively low performance MCU with stand alone analog-to-digital and digital-to-analog conversion.

Cygnal’s solution integrates all of these functions along with Flash memory to build a complete system on a chip.  This solution enables full, in-system field programmability, high-performance MCU and complete integration of the analog blocks in an elegant mixed-signal design.

(Slide 8)

This approach to mixed-signal MCU design has resulted in a very competitive portfolio of products when benchmarked against the competition.  I’d like to point out a few major advantages of Cygnal’s product family.  Their broad portfolio of MCU products is on par with the established players in the market.  In addition, the C8051F MCUs have clear advantages in CPU throughput from 20-100 MIPS, and substantially higher functionality than the competition in data conversion and performance.  The C8051F family also employs a unique I/O strategy.  Cygnal came up with a novel solution to the problem of allocating pins to general or special-purpose I/O in the form of a programmable crossbar switch.

(Slide 9)

The 8-bit MCU market has been growing for the last 25 years because MCUs have become more and more pervasive in a variety of applications.  For example, 8-bit MCU products are routinely found in the industrial, automotive, consumer and communications markets.

(Slide 10)

Cygnal’s strategy leverages the increasing integration driving the intersection between the 8-bit MCU and the high-performance analog markets.  Cygnal was the first to build a product for this large and growing opportunity and is still the only company with optimized products to take advantage of this market intersection.  This intersection exists in all of the markets I just mentioned, including industrial, automotive, consumer and communications.

As many of you know, Silicon Labs has clearly demonstrated the ability to quickly establish significant share in large vertical markets.  We believe we can leverage Cygnal’s unique position to capture a large share of these markets.

(Slide 11)

Cygnal has established initial acceptance across several markets as a result of early execution and innovative design.  We believe that the combination of our global sales organization, market position and acceptance by large OEMs will broaden and accelerate design wins with Cygnal’s products.

(Slide 12)

Over the long-term, you can expect us to leverage a growing portfolio of both application specific and general-purpose products.  These complementary product lines will offer synergies in terms of growth and life cycle, creating a very balanced business.

I’ll now turn the presentation back to Nav,

(Slide 13)

Nav:

Thanks Dan,

I’d like to take this opportunity to reinforce our corporate mission.  Our goal is to be the leader in high-performance, analog-intensive, mixed-signal solutions.  We believe this acquisition helps us to further this objective.

(Slide 14)

I’d also like to emphasize that we are focused on our internal growth objectives, independent of this acquisition.  We continue to work on the largest development pipeline in the company’s history and progress on these projects is on track.  This acquisition will add additional integration opportunities to our pipeline.

As we’ve discussed in the past, many of our new development projects are focused on new applications while others are focused on increasing dollar content in existing markets where we compete today.  We believe that the combination of these development efforts will result in significant and sustained long-term revenue growth.

(Slide 15)

In summary, Cygnal represents a fantastic opportunity that will expand our market reach with a highly innovative, complementary, high gross margin product line.  We know their team, and the company is based in Austin, so we expect the integration to go smoothly.  Clearly, this acquisition is a great match, and we’re excited about the new doors it will open for Silicon Labs.

Shannon –

(Slide 16)

Shannon

Thank you, Nav. We expect to announce earnings on October 20th, so we would like to limit the questions today to topics related to the acquisition.  Operator, please review the question and answer instructions for our call participants.

(AFTER QUESTIONS)

Thank you for participating in today’s call.